Exhibit 99.1

March 24, 2006

Chesapeake Corporations Sells Plastic Packaging Operation in Northern Ireland

RICHMOND, Va. -- Chesapeake Corporation (NYSE: CSK) today announced the sale of its plastic packaging operation, Boxmore Plastics Limited, based in Lurgan, Northern Ireland, to a team there led by its existing management. The business, which has been renamed Beverage Plastics Limited, specializes in the production of PET plastic bottles, preforms and HDPE closures to the carbonated soft drinks and water markets. Terms of the transaction were not disclosed.

The sale of this operation is part of Chesapeake's ongoing review of its businesses and provides an opportunity for employees of the new entity to develop the business as an independent specialist in its chosen markets.

Chesapeake remains committed to further developing its ongoing plastic packaging businesses, which are focused on niche markets and products.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,100 people worldwide. The company's website address is www.cskcorp.com.